Exhibit 99.2

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Increases Revenue Outlook for Second Quarter of 2005,
and Updates Media Capacity Plan

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., June 6, 2005 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, is updating its business outlook for the second quarter of 2005.

As a result of strong shipments to date and demand for the remainder of the second quarter of 2005, from all four major disk drive customers, the Company expects total revenue to be approximately 15% to 20% above the total revenue in the prior quarter of $140.3 million, or a range of $161 million to $168 million. In addition, the Company expects the net margin to be approximately 15%.

The Company’s previous outlook for the second quarter of 2005 was that revenue could be comparable to or up to 10% higher than the first quarter of 2005. Net margin was expected to be in the range of 13% to 15%.

“We are very pleased with the continuing strength of demand for our products in 2005 and the expanding digital storage market growth opportunities for disk drives and disks. As a result, we are working with all of our customers on media capacity requirements,” said T.H. Tan, Chief Executive Officer.

The Company is proceeding with upgrading and improving the efficiency of media equipment and has increased finished disk capacity, from 25 million in the first quarter of 2005, to approximately 26 million per quarter in the second quarter of 2005.

“Further, in connection with the volume purchase agreement with Western Digital announced today and the growing demand for disks for digital storage, we will be expanding media capacity by an additional 4 million disks per quarter. This capacity will begin to come on-line in the fourth quarter of 2005, with full capacity expected to be in place by the end of the first quarter of 2006. The capital spending for this new expansion is expected to exceed $70 million and occur during the second quarter of 2005 through the first quarter of 2006,” added Tan.

About Komag

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the expectation that revenue in the second quarter of 2005 will increase 15% to 20% from the first quarter of 2005, the Company’s expectation that net margin will be approximately 15% in the second quarter of 2005, the Company’s ability to increase capacity during 2005 and early 2006, the capital spending expectations, the Company’s ability to accurately estimate net margin, the market for unit shipments of disks and disk drives and the Company’s belief in the market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, a change in the currency exchange rate for the Malaysian ringgit, continued customer demand and the impact of demand variation on factory utilization, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.